Exhibit 99.1

LandBridge Announces First Quarter 2026 Results

Increases full-year 2026 Adjusted EBITDA outlook to $210 million to $230 million

Delivers first quarter revenues of $51.0 million, up 16% year-over-year

Declares quarterly cash dividend of $0.12 per share

Adds ~5,700 acres via strategic bolt-on acquisitions

HOUSTON—(BUSINESS WIRE)—LandBridge Company LLC (NYSE: LB; NYSE TX: LB) (the “Company,” or “LandBridge”) today announced its financial and operating results for the first quarter ended March 31, 2026.

First Quarter 2026 Financial Highlights

•
Revenues of $51.0 million, representing an increase of 16% year-over-year
•
Net income(1) of $17.9 million, representing an increase of 16% year-over-year
•
Net income margin(1) of 35%
•
Adjusted EBITDA(2) of $44.9 million, representing an increase of 16% year-over-year
•
Adjusted EBITDA Margin(2) of 88%
•
Cash flows from operating activities of $41.1 million, representing an increase of 158% year-over-year and 8% quarter-over-quarter
•
Free Cash Flow(2) of $40.9 million, representing an increase of 158% year-over-year and 13% quarter-over-quarter
•
Operating cash flow margin of 81%
•
Free Cash Flow Margin(2) of 80%

Recent Milestones

•
Increased 2026 Adjusted EBITDA guidance range to $210 million to $230 million, representing projected year-over-year growth of ~24% at the midpoint of the range
•
Acquired approximately 5,700 acres year-to-date through a number of strategic bolt-on acquisitions, bringing total surface acreage owned or managed to more than 320,000 acres(3). Transactions add to LandBridge’s contiguous acreage position, increasing the attractiveness of LandBridge’s acreage for digital infrastructure projects, underutilized pore space and other commercial opportunities.
•
Entered into a lease development agreement with PowerBridge LLC (“PowerBridge”) providing the option to lease up to ~3,400 acres in Reeves County, Texas from LandBridge for a giga-scale data center campus with up to 2 GW of initial co-located power generation under development by PowerBridge and its power partners (the “Alpha Digital Campus”).

Management Commentary

Jason Long, Chief Executive Officer of LandBridge, said, “We’re pleased to have delivered first quarter results that reflect strong year-over-year growth and solid commercial momentum heading into the second quarter, with second-half growth drivers on track. Since the beginning of the year, we have been able to close several bolt-on acquisitions that further enhance the scale and contiguity of our acreage position, and our recent agreement with PowerBridge for the Alpha Digital Campus further demonstrates the strength of commercial demand across our acreage. Our active land management strategy continues to attract high-value commercial opportunities, driving durable and high-margin growth, and providing us with the confidence to raise our full year Adjusted EBITDA guidance range."

Scott McNeely, Chief Financial Officer of LandBridge, said, “LandBridge’s capital efficient, asset-light model delivered strong cash generation in the first quarter, allowing us to invest in bolt-on transactions while reducing outstanding indebtedness. As normal seasonality of commercial agreements and resource sales continue to accelerate into the second quarter, we are confident in our healthy and expanding commercial pipeline, which has driven our decision to raise our full-year Adjusted EBITDA guidance to $210 to $230 million. LandBridge is well positioned to drive continued financial growth, margin strength and shareholder value creation in 2026."

First Quarter 2026 Consolidated Financial Information

Revenue for the first quarter of 2026 was $51.0 million as compared to $56.8 million in the fourth quarter of 2025 and $44.0 million in the first quarter of 2025. The sequential decrease was attributable to decreases of $2.3 million in surface use royalties and revenues, $1.1 million in resource sales and royalties, $0.2 million in oil and gas royalties and $2.2 million in other revenue following a robust fourth quarter 2025. Net income for the first quarter of 2026 was $17.9 million as compared to $18.2 million in the fourth quarter of 2025 and $15.5 million in the first quarter of 2025.(1)

Adjusted EBITDA was $44.9 million in the first quarter of 2026 as compared to $51.1 million in the fourth quarter of 2025 and $38.8 million in the first quarter of 2025. (2)

Net income margin was 35% in the first quarter of 2026 as compared to 32% in the fourth quarter of 2025 and 35% in the first quarter of 2025.(1) Adjusted EBITDA margin was 88% in the first quarter of 2026 as compared to 90% in the fourth quarter of 2025 and 88% in the first quarter of 2025.(2)

Diversified Revenue Streams

Surface Use Royalties and Revenue: Generated revenues of $37.0 million in the first quarter of 2026 as compared to $39.3 million in the fourth quarter of 2025 and $26.2 million in the first quarter of 2025. Surface Use Royalties and Revenue decreased 6% sequentially, primarily driven by a decrease in surface income related to damages and easement payments, partially offset by an increase in produced water volumes and related royalties in the quarter.

Resource Sales and Royalties: Generated revenues of $11.0 million in the first quarter of 2026 as compared to $12.0 million in the fourth quarter of 2025 and $14.4 million in the first quarter of 2025. Revenue from Resource Sales and Royalties decreased 9% sequentially, primarily driven by decreases in activity-driven water sales and royalty volumes in the beginning of the quarter.

Oil and Gas Royalties: Generated revenues of $3.0 million in the first quarter of 2026 as compared to $3.1 million in the fourth quarter of 2025 and $3.4 million in the first quarter of 2025. Revenue from Oil and Gas Royalties decreased 5% sequentially, primarily driven by net royalty production decreasing from 979 boe/d in the fourth quarter of 2025 to 815 boe/d in the first quarter of 2026.

Free Cash Flow Generation

Cash flow from operations for the first quarter of 2026 was $41.1 million as compared to $38.1 million in the fourth quarter of 2025 and $15.9 million in the first quarter of 2025. Free Cash Flow for the first quarter of 2026 was $40.9 million as compared to $36.4 million in the fourth quarter of 2025 and $15.8 million in the first quarter of 2025.(2)

Capital expenditures for the first quarter of 2026 were $0.2 million and net cash used in investing activities during the first quarter of 2026 was $2.1 million.

Net cash used in financing activities during the first quarter of 2026 was $40.0 million, which consisted of approximately $14.7 million of dividends and distributions paid, $25.2 million of debt repayments and $0.1 million of other costs.

Strong Balance Sheet with Ample Liquidity

Total liquidity was $259.7 million as of March 31, 2026, including approximately $230.0 million of available borrowing capacity under its revolving credit facility and total cash and cash equivalents of $29.7 million. The Company had $545 million of borrowings outstanding as of March 31, 2026, versus $570 million outstanding as of December 31, 2025.

First Quarter 2026 Dividend

The LandBridge Board of Directors declared a dividend on our Class A shares of $0.12 per share, payable on June 18, 2026, to shareholders of record as of June 4, 2026, and a corresponding required cash distribution to DBR Land Holdings LLC unitholders.

Updated 2026 Outlook

The Company increases its outlook for fiscal year 2026, with Adjusted EBITDA expected to be between $210 million and $230 million. This updated guidance reflects increased visibility and conviction in our commercial pipeline for the remainder of 2026, combined with a more supportive macroeconomic environment.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs and cost of revenue. We are unable to reasonably predict these because they are uncertain and depend on various factors not yet known, which could have a material impact on GAAP results for the guidance period. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

(1) 1Q26 net income and net income margin include a non-cash expense of $11.3 million attributable to share-based compensation, of which $9.0 million is attributable to management incentive units issued by LandBridge Holdings LLC. Any actual cash expense associated with such incentive units will be borne solely by LandBridge Holdings LLC and not the Company. The incentive units are not dilutive of public ownership.

(2) Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are non-GAAP financial measures. See “Comparison of Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

(3) Acreage count excludes acreage leased from the BLM and the State of New Mexico.

Quarterly Report on Form 10-Q

Our financial statements and related footnotes are available in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which was filed with the U.S. Securities and Exchange Commission (“SEC”) on May 6, 2026.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, May 7, 2026, at 10:00 a.m. Central Time to discuss first quarter results. A live webcast of the conference call will be available on the Events and Presentations section of the LandBridge Investor Relations website at https://www.landbridgeco.com/investor-relations/events-and-presentations. To listen to the live broadcast, go to the site at least 10-15 minutes prior to the scheduled start time to register and install any necessary audio software.

To access the live conference call, participants must pre-register online at https://events.q4inc.com/analyst/940092714?pwd=fnJJcmQ6 to receive unique dial-in information.

Pre-registration may be completed at any time up to the call start time. An audio replay will be available following the conclusion of the call and can be accessed via the same link.

About LandBridge

LandBridge owns or manages over 320,000 surface acres across Texas and New Mexico, located primarily in the heart of the Delaware sub-region in the Permian Basin, the most active region for oil and gas exploration and development in the United States. LandBridge actively manages its land and resources to support and encourage energy and infrastructure development and other land uses, including digital infrastructure. LandBridge was formed by Five Point Infrastructure LLC, a private equity firm with a track record of investing in and developing energy, environmental water management and sustainable infrastructure companies within the Permian Basin. For more information, please visit: www.landbridgeco.com.

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements that are based on LandBridge’s beliefs, as well as assumptions made by, and information currently available to, LandBridge, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” or “could,” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts, including our estimated future financial performance. You should not place undue reliance on forward-looking statements. Although LandBridge believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, LandBridge may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: our customers’ demand for and use of our land and resources; the success of our affiliates, including WaterBridge, in executing their business strategies, including their ability to construct infrastructure, attract customers and operate successfully on our land; our customers’ ability to develop our land or any potential acquired acreage to accommodate any future surface use developments; our ability to continue the payment of dividends; our ability to enforce our surface use agreements and other agreements with our customers; the domestic and foreign supply of, and demand for, energy sources, including the impact of political instability or armed conflict in oil and natural gas producing regions, including increased hostilities in the Middle East, including Iran, and other sustained military campaigns, the Russia-Ukraine war, as well as the conditions in South America, Central America, China and Russia and acts of terrorism or sabotage, actions relating to oil price and production controls by the members of the Organization of Petroleum Exporting Countries, Russia and other allied producing countries, such as announcements of potential changes to oil production levels; our reliance on a limited number of customers and a particular region for substantially all of our revenues, including the potential consolidation of such customers within such region; our ability to enter into favorable contracts regarding surface uses, access agreements and fee arrangements, including the prices we are able to charge and the margins we are able to realize; our business strategies and our ability to execute thereon, including our ability to attract non-traditional energy customers to use our land and resources and to successfully implement our growth plans and manage any resultant growth; our level of indebtedness and our ability to service our indebtedness; the costs associated with our acquisitions, and the risk that we may not be able to integrate and/or realize the anticipated benefits and synergies therefrom; and any changes in general economic and/or industry specific conditions. These risks, as well as other risks associated with LandBridge are also more fully discussed in LandBridge's filings with the SEC, including its most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You can access LandBridge’s filings with the SEC through the SEC's website at http://www.sec.gov. Except as required by applicable law, LandBridge undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

The historical financial information presented below reflects only our historical financial results and the historical financial results of our predecessor, DBR Land Holdings LLC, as applicable.

FIRST QUARTER 2026 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (unaudited)

	Three Months Ended
	March 31, 2026	March 31, 2025
Revenues:
Surface use royalties	$11,191	$10,522
Surface use royalties - related party	11,041	6,915
Easements and other surface-related revenues	11,600	6,440
Easements and other surface-related revenues - related party	3,163	2,332
Resource sales	5,225	7,166
Resource sales - related party	205	185
Resource royalties	4,269	4,158
Resource royalties - related party	1,274	2,847
Oil and gas royalties	2,972	3,386
Other	65	-
Total revenues	51,005	43,951

Resource sales-related expense	397	458
Other operating and maintenance expense	1,269	1,127
General and administrative expense	15,726	14,728
Depreciation, depletion and amortization	4,425	2,601
Other operating expense, net	10	-
Operating income	29,178	25,037

Interest expense	9,511	7,977
Other loss	10	-
Income from operations before taxes	19,657	17,060
Income tax expense	1,789	1,601
Net income	17,868	15,459
Net income attributable to noncontrolling interest	9,153	8,995
Net income attributable to LandBridge Company LLC	$8,715	$6,464

CONSOLIDATED BALANCE SHEETS

(in thousands) (unaudited)

	March 31,	December 31,
	2026	2025
Current assets:
Cash and cash equivalents	$29,679	$30,741
Accounts receivable, net	18,486	19,363
Related party accounts receivable	7,742	4,945
Prepaid expenses and other current assets	3,357	4,766
Total current assets	59,264	59,815

Non-current assets:
Property, plant and equipment, net	1,084,586	1,084,450
Intangible assets, net	134,203	136,962
Deferred tax assets	80,387	80,973
Other assets	3,796	3,856
Total non-current assets	1,302,972	1,306,241
Total assets	$1,362,236	$1,366,056

Liabilities and equity
Current liabilities:
Accounts payable	$369	$562
Taxes payable	1,440	1,200
Related party accounts payable	972	781
Accrued liabilities	14,192	7,781
Current portion of long-term debt	433	692
Contract liabilities	1,383	1,263
Other current liabilities	31	7
Total current liabilities	18,820	12,286

Non-current liabilities:
Long-term debt, net of debt issuance costs	535,106	559,593
Other long-term liabilities	194	192
Total non-current liabilities	535,300	559,785
Total liabilities	554,120	572,071

Commitments and contingencies

Class A shares, unlimited shares authorized and 27,839,229 shares issued and outstanding as of March 31, 2026. Unlimited shares authorized and 27,838,199 shares issued and outstanding as of December 31, 2025.	315,911	317,069
Class B shares, unlimited shares authorized and 49,177,775 shares issued and outstanding as of March 31, 2026. Unlimited shares authorized and 49,250,916 shares issued and outstanding as of December 31, 2025.	-	-
Retained earnings	28,584	23,233
Total shareholders’ equity attributable to LandBridge Company LLC	344,495	340,302
Noncontrolling interest	463,621	453,683
Total shareholders’ equity	808,116	793,985
Total liabilities and equity	$1,362,236	$1,366,056

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities
Net income	$17,868	$15,459
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	4,425	2,601
Amortization of debt issuance costs	548	539
Share-based compensation	11,264	11,140
Deferred income tax expense	316	339
Other	(45)	8
Changes in operating assets and liabilities:
Accounts receivable	895	(7,384)
Related party accounts receivable	(2,797)	(5,178)
Prepaid expenses and other assets	758	154
Accounts payable	(220)	66
Related party accounts payable	191	383
Accrued liabilities and other liabilities	6,691	(1,993)
Taxes payable	1,226	(221)
Net cash provided by operating activities	41,120	15,913

Cash flows from investing activities
Acquisitions	(1,995)	(17,818)
Capital expenditures	(180)	(69)
Proceeds from disposal of assets	27	20
Net cash used in investing activities	(2,148)	(17,867)

Cash flows from financing activities
Proceeds from debt	-	10,000
Repayments of debt	(25,240)	(15,897)
Dividends, dividend equivalents and distributions paid	(14,728)	(13,558)
Offering costs	-	(648)
Other	(66)	(40)
Net cash used in financing activities	(40,034)	(20,143)
Net decrease in cash and cash equivalents	(1,062)	(22,097)
Cash and cash equivalents - beginning of period	30,741	37,032
Cash and cash equivalents - end of period	$29,679	$14,935

Comparison of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are supplemental non-GAAP measures that we use to evaluate current, past and expected future performance. Although these non-GAAP financial measures are important factors in assessing our operating results and cash flows, they should not be considered in isolation or as a substitute for net income, gross margin or any other measures presented under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin are used by our management and by external users of our financial statements, such as investors, research analysts and others, to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to equity holders or service indebtedness. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, depletion and amortization; share-based compensation; non-recurring transaction-related expenses; litigation settlements and expenses incurred outside of the ordinary course of business; debt modification and extinguishment costs; gains or losses on disposal of assets; and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

We believe Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(In thousands)
Net income	$17,868	$18,174	$15,459
Adjustments:
Depreciation, depletion and amortization	4,425	3,740	2,601
Interest expense	9,511	8,961	7,977
Income tax expense	1,789	2,611	1,601
EBITDA	33,593	33,486	27,638
Adjustments:
Share-based compensation - Incentive Units	9,002	9,375	8,945
Share-based compensation - RSUs	2,262	2,308	2,195
Transaction-related expenses (1)	-	5,820	-
Other	-	100	-
Adjusted EBITDA	$44,857	$51,089	$38,778
Net income margin	35%	32%	35%
Adjusted EBITDA Margin	88%	90%	88%

(1)
Transaction-related expenses consist of non-capitalizable transaction costs associated with both completed or attempted acquisitions, debt amendments and entity structuring charges.

Free Cash Flow and Free Cash Flow Margin are used to assess our ability to repay our indebtedness, return capital to our shareholders and fund potential acquisitions without access to external sources of financing for such purposes. We define Free Cash Flow as cash flow from operating activities less investment in capital expenditures. We define Free Cash Flow Margin as Free Cash Flow divided by total revenues.

We believe Free Cash Flow and Free Cash Flow Margin are useful because they allow for an effective evaluation of both our operating and financial performance, as well as the capital intensity of our business, and subsequently the ability of our operations to generate cash flow that is available to distribute to our shareholders, reduce leverage or support acquisition activities.

The following table sets forth a reconciliation of cash flows from operating activities determined in accordance with GAAP to Free Cash Flow and Free Cash Flow Margin, respectively, for the periods indicated.

	Three Months Ended
	March 31, 2026	December 31, 2025	March 31, 2025
	(In thousands)
Net cash provided by operating activities	$41,120	$38,116	$15,913
Net cash used in investing activities	(2,148)	(212,021)	(17,867)
Cash used in operating and investing activities	38,972	(173,905)	(1,954)
Adjustments:
Acquisitions	1,995	210,281	17,818
Proceeds from disposal of assets	(27)	-	(20)
Free Cash Flow	$40,940	$36,376	$15,844
Operating cash flow margin (1)	81%	67%	36%
Free Cash Flow Margin	80%	64%	36%

(1)
Operating cash flow margin is calculated by dividing net cash provided by operating activities by total revenue.